Consent of Independent Registered Public Accounting Firm

MANTYLA MCREYNOLDS LLC
178 South Rio Grande Street, Suite 200
Salt Lake City, Utah 84101

The Board of Directors
Flexpoint Sensor Systems, Inc.:

We hereby consent to the incorporation by reference in our report dated April 15, 2011, with respect to the consolidated balance sheet of Flexpoint Sensor Systems, Inc. as of December 31, 2010, and the related consolidated statements of operations, shareholders’ equity, and cash flows for year ended December 31, 2010, which report appears in the December 31, 2010 annual report on Form 10-K of Flexpoint Sensor Systems, Inc., incorporated herein by reference.

/s/ Mantyla McReynolds LLC

Salt Lake City, Utah
March 30, 2012